Exhibit 99.1

AGS REPORTS Third QUARTER 2022 RESULTS

Third Quarter 2022 Highlights:

•	Global EGM Sales Eclipsed 1,000 Units for the First Time Since Q4 2019
•	Domestic EGM Recurring Revenue Topped $45 Million; Up 4% Y/Y and 8% Ahead of Q3 2019
•	Domestic Premium EGM Footprint Increased 18% Sequentially; Eleventh Consecutive Quarterly Increase
•	Domestic EGM RPD Exceeded $30 for the Sixth Consecutive Quarter
•	Domestic EGM Installed Base Expanded for the Second Straight Quarter; Up by over 300 Units YTD
•	Table Products Adjusted EBITDA Reached a Record $2.6 Million
•	On Pace to Achieve Year-End 2022 Net Leverage Target of less than 4.0x

LAS VEGAS, NOVEMBER 8, 2022 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the third quarter ended September 30, 2022.

Commenting upon the Company's third quarter performance, AGS President and Chief Executive Officer David Lopez said, "Our third quarter financial results further reflect the people, product and process-driven operating momentum building within our business. Given the encouraging initial customer response to the broader and more diverse new product lineup we recently unveiled at the Global Gaming Expo ("G2E"), I am even more excited about what lies ahead for our Company and its key stakeholders."

Kimo Akiona, AGS Chief Financial Officer added, "I am extremely pleased with the balance sheet deleveraging progress we have made year-to-date, as we ended the third quarter with net leverage at 4.0 times. Supported by the stable operating trends we continue to observe within the business, I remain confident in our ability to deliver on our year-end net leverage target of less than 4.0 times and look forward to further reducing leverage in the years ahead.”

Summary of the Three Months Ended September 30, 2022 and 2021

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended September 30,

	2022	2021	$ Change	% Change
Revenues:
EGM	$71,620	$61,600	$10,020	16.3%
Table Products	4,036	3,104	932	30.0%
Interactive	2,603	2,573	30	1.2%
Total revenues	$78,259	$67,277	$10,982	16.3%
Income from operations	$9,031	$7,011	$2,020	28.8%
Net income (loss)	$476	$(1,829)	$2,305	(126.0)%
Income (loss) per share	$0.01	$(0.05)	$0.06	(120.0)%

Adjusted EBITDA:
EGM	$31,331	$29,474	$1,857	6.3%
Table Products	$2,561	1,628	933	57.3%
Interactive	$575	806	(231)	(28.7)%
Total Adjusted EBITDA(1)	$34,467	$31,908	$2,559	8.0%
Total Adjusted EBITDA margin(2)	44.0%	47.4%	(3.4)%	(340 bps)

Third Quarter 2022 Financial Results

•	Total revenue increased approximately 16% year-over-year to $78.3 million. Table Products revenue advanced 30% versus the prior year, reflecting outsized growth within our progressive installed base, growing demand for our PAX S single-deck card shuffler, further adoption of our AGS Arsenal site license offering, and the Q1 2022 Lucky Lucky side bet acquisition. EGM revenue increased by more than 15% year-over-year, paced by EGM sales revenue growth of over 50%. Global EGM sales topped 1,000 units for the first time since Q4 2019, reflecting successful execution of our strategy to broaden our global customer account penetration, continued recovery in North American replacement unit demand and complementary EGM sales into international markets. Interactive revenue grew to $2.6 million in Q3 2022 as we continue to benefit from outsized growth within our Real Money Gaming ("RMG") business. Total revenue improved approximately 2% over the $76.6 million delivered in Q2 2022, representing our seventh consecutive quarter of sequential total revenue growth.
•

Gaming operations, or recurring revenue, increased 6% year-over-year to $56.6 million. Domestic EGM recurring revenue improved by 4% versus the prior year, topping $45 million for the second consecutive quarter. Our growing premium game mix, improved core content execution, further implementation of optimization initiatives, and a stable domestic gaming macroeconomic backdrop boosted our Q3 2022 Domestic EGM recurring revenue performance. International EGM recurring revenue advanced 16% year-over-year, paced by the consistent macroeconomic recovery underway throughout Mexico. To that end, International EGM recurring revenue has now increased sequentially for nine consecutive quarters. Table Products recurring revenue increased by more than 25% year-over-year to a record $3.8 million, supported by growth across all product verticals. Table Products revenue has also increased sequentially for nine consecutive quarters. In aggregate, recurring revenue accounted for over 70% of our consolidated Q3 2022 revenue mix.

•	We generated $476 thousand of net income in Q3 2022 compared to a net loss of $1.8 million in the prior year period. The year-over-year increase in our reported net income was predominantly driven by our strong year-over-year revenue growth, which contributed to Q3 2022 operating income of $9.0 million compared to $7.0 million in Q3 2021. Q3 2022 marked the second consecutive quarter in which we were able to generate positive net income.
•

Total Adjusted EBITDA (non-GAAP)(1) increased 8% year-over-year to $34.5 million compared to $31.9 million in Q3 2021. Year-over-year Adjusted EBITDA growth within the Table Products and EGM segments of approximately 57% and 6%, respectively, was partially offset by a decline within the Interactive segment, as we continued to incur modest incremental expense in order to accelerate the flow of new AGS game content into the North American RMG channel over the coming quarters. Adjusted EBITDA increased modestly on a quarterly sequential basis relative to the $34.1 million delivered in Q2 2022.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 44.0% compared to 47.4% in Q3 2021. The year-over-year change in our Adjusted EBITDA margin was predominantly driven by a greater mix of EGM unit sales revenue, which carries a lower gross margin as compared to EGM gaming operations revenue, further post-COVID normalization in our discretionary business operating expenses and market-level inflationary cost fluctuations. Total Adjusted EBITDA margin compressed modestly versus the 44.6% achieved in Q2 2022, largely a function of unfavorable changes in revenue and product mix.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

(Amounts in thousands, except unit data)	Three Months Ended September 30,

	2022	2021	$ Change	% Change
EGM segment revenues:
Gaming operations	$50,233	$47,705	$2,528	5.3%
Equipment sales	21,387	13,895	7,492	53.9%
Total EGM revenues	71,620	61,600	10,020	16.3%

EGM Adjusted EBITDA	$31,331	$29,474	$1,857	6.3%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,324	11,272	52	0.5%
Class III	4,934	4,495	439	9.8%
Domestic installed base, end of period	16,258	15,767	491	3.1%
International installed base, end of period	6,274	7,896	(1,622)	(20.5)%
Total installed base, end of period	22,532	23,663	(1,131)	(4.8)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$31.13	$31.08	$0.05	0.2%
International revenue per day	$7.34	$5.11	$2.23	43.6%
Total revenue per day	$24.31	$22.40	$1.91	8.5%

EGM equipment sales
EGM units sold	1,014	663	351	52.9%
Average sales price ("ASP")	$19,146	$18,970	176	0.9%

EGM Quarterly Results

Domestic Gaming Operations
•

Domestic EGM gaming operations, or recurring revenue, increased approximately 4% year-over-year to $45.9 million, accounting for approximately 70% of our total Q3 2022 domestic EGM revenue. Continued growth within our domestic EGM installed base, supported by an over 70% year-over-year increase in the number of premium EGM units installed, further installed base optimization and a stable gaming macroeconomic backdrop drove our improved quarterly recurring revenue performance versus the prior year. Domestic EGM recurring revenue topped $45 million for the second consecutive quarter and exceeded Q3 2019 levels by approximately 8%.

•

Our domestic EGM installed base expanded to 16,258 units at the end of Q3 2022, representing an increase of 491 units year-over-year and 231 units versus the prior sequential quarter. Our domestic EGM installed base has increased for two consecutive quarters and has expanded by 319 units year-to-date. Installed base growth in the year-over-year, year-to-date and quarterly sequential periods was paced by outsized growth within our premium EGM footprint, as we continue to leverage our strong game performance, diverse array of cabinet configurations, enhanced complement of game mechanics, and deep portfolio of premium game content to further penetrate the premium EGM segment. Additionally, our decision to strategically expand our Class II EGM installed base within the state of Texas following the favorable Supreme Court ruling in June further supported our domestic EGM installed base growth in Q3 2022.

•

Our premium EGM installed base increased by over 70% year-over-year, accounting for 14% of our domestic EGM installed base at the end of Q3 2022 compared to 9% and 12% at the end of Q3 2021 and Q2 2022, respectively. Our premium EGM installed base increased by approximately 18% on a quarterly sequential basis, exceeding the 15% sequential growth rate achieved in Q2 2022 and marking our eleventh consecutive quarter of premium unit growth. Our premium games continue to deliver superior RPD performance, as compared to the domestic average, strengthening the per unit earnings power of our domestic EGM installed base and enhancing the returns we are able to achieve on our machine-related growth capital investments.

•

Domestic EGM RPD increased modestly year-over-year to $31.13, exceeding $30 for the sixth consecutive quarter. Outsized premium unit growth, continued improvement in our core content execution, further fleet optimization, and a stable gaming macroeconomic environment paced our improved Q3 2022 domestic EGM RPD performance.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $4.3 million compared to $3.7 million in Q3 2021 and improved approximately 1% over Q2 2022 levels, marking the ninth consecutive quarterly sequential increase.

•

Our international EGM installed base totaled 6,274 units at September 30, 2022, representing a quarterly sequential decrease of 495 units. During Q3 2022, we elected to remove the approximately 7% of units previously classified as inactive from our reported international EGM installed base as we did not see a high degree of probability the units would return to operation. Beginning with Q3 2022, and in all subsequent quarters, we will no longer designate units as active and inactive, rather it should be assumed all of the reported units are active.

•

International EGM RPD was $7.34, representing a quarterly sequential increase of approximately 10% relative to the $6.69 achieved in Q2 2022. A generally stable macroeconomic backdrop in Mexico and the removal of over 470 units previously classified as inactive from our reported international EGM installed base paced the sequential improvement in international EGM RPD performance.

•	EGM Equipment Sales
•

We sold 1,014 EGM units in Q3 2022, representing an increase of over 50% compared to the 663 units sold in Q3 2021 and our highest level achieved since Q4 2019. The increased depth and breadth of our core game content catalog, the strategic broadening of our customer account penetration, continued success in capturing an outsized share of Historical Horse Racing ("HHR") sales opportunities, a steady recovery in core North American replacement unit demand, and additional complementary international sales combined to drive our improved EGM unit sales performance versus the prior year. EGM unit sales increased approximately 9% relative to the 934 units sold in Q2 2022.

•

Average sales price ("ASP") was $19,146 versus $18,970 in Q3 2021, topping $19,000 for the fourth consecutive quarter. Our ASP performance reflects a greater mix of premium-priced Orion Curve cabinets and continued successful implementation of our price integrity initiatives.

•

We sold units into 26 U.S. states, four Canadian provinces throughout Q3 2022, as we continue to successfully implement strategic initiatives intended to broaden our customer account penetration, particularly with larger corporate buyers.

Product Highlights
•

During Q3 2022, we began to trial our newest gaming cabinet, the Spectra UR43. As a testament to the product's strong initial performance, Spectra recently received top honors in the "New Portrait Upright" category of the October 2022 Eilers-Fantini Cabinet Performance Report with a reported index of over 2.5x house average. Spectra is currently trialing across a variety of different end markets, with its two launch titles, Long Bao Bao and Shamrock Fortunes, consistently delivering performance well above house and zone average. Spectra will soft launch in Q4 2022, with a full-scale commercial launch planned for Q1 2023. We currently have over 30 titles under development to support Spectra during its first year of commercialization.

•

Our first two high-denomination game themes, Mega Diamond and Gold Inferno, recently went live, with the initial installs delivering strong game performance both inside and outside of the high-limit room. High-limit games' structurally superior win per day dynamics should boost our domestic EGM fleet optimization initiatives as we are able to build a critical mass of high-denomination games within our domestic EGM installed base. Additionally, the expansion of our content offering into the high-denomination vertical creates unique product bundling opportunities, which should drive incremental domestic EGM unit sales volume.

•

Our Orion Curve Premium installed base increased by over 40% on a quarterly sequential basis, as the product continues to establish critical mass across both Class II and Class III jurisdictions. The continued strong performance of our Rakin Bacon Deluxe launch title, our robust Curve Premium game theme pipeline, consisting of over 25 titles, and the expanded breadth of our product configuration and merchandising offerings should allow us to further broaden our penetration of the higher-yielding premium game segment.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

(Amounts in thousands, except unit data)	Three Months Ended September 30,

	2022	2021	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,756	$2,953	$803	27.2%
Equipment sales	280	151	129	85.4%
Total Table Products revenues	$4,036	$3,104	$932	30.0%

Table Products Adjusted EBITDA	$2,561	$1,628	$933	57.3%

Table Products unit information:
Table products installed base, end of period(4)	4,969	3,783	1,186	31.4%
Average monthly lease price	$243	$260	$(17)	(6.5)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, increased approximately 7% sequentially to a record $3.8 million. Recurring revenue has increased sequentially for nine consecutive quarters, supported by growing customer demand for our industry-leading progressive products, greater customer adoption of our all-inclusive site license offering, the AGS Arsenal, and further penetration of the single-deck specialty game card shuffler market with PAX S. Recurring revenue grew by over 25% relative to the $3.0 million achieved in Q3 2021.
•	Equipment sales revenue was approximately $280 thousand, representing the second highest level ever achieved within the segment. Sales revenue benefitted from initial PAX S customer purchases and sales of other items within our suite of table utility products.
•	Our installed base expanded by approximately 180 units on a quarterly sequential basis to a record 4,969 units(4), led by a nearly 70-unit increase in our progressive installed base. Our installed base increased by 1,186 units year-over-year, supported by growth in all Table Product categories, including progressives, side bets, premium games, and shufflers, and the addition of units acquired in conjunction with the Q1 2022 Lucky Lucky side bet acquisition.
•	Our average monthly lease price ("ALP") decreased approximately 7% year-over-year to $243, with the decline predominantly driven by a higher mix of lower-yielding side bet units resulting from the Lucky Lucky acquisition and an increase in trial units in connection with our PAX S rollout.
•	We ended Q3 2022 with 1,800 progressive units installed, representing a year-over-year increase of approximately 25%. Our progressive installed base increased by approximately 4% sequentially, paced by the addition of over 50 units in conjunction with a single new casino opening. Our Bonus Spin Xtreme ("BSX") progressive installed base expanded by over 40% sequentially and has increased more than fourfold year-to-date, as casino operators continue to leverage the product to activate progressives on latent roulette, craps and specialty game tables, and further optimize their overall table revenue performance.
•	More than 80 PAX S specialty game card shufflers were live in 26 unique casinos across twelve different jurisdictions as of September 30, 2022. We expanded our PAX S footprint by over 50 units in Q3 2022. Supported by the receipt of additional jurisdictional regulatory approvals, the product's successful launch-to-date and the constructive customer feedback we continue to receive, we expect PAX S demand to accelerate in the coming quarters.
•	We were live with 23 AGS Arsenal site licenses at the end of Q3 2022 compared to 13 in the prior year period. The Arsenal's compelling value proposition and our organizational commitment to investing in Table Product innovation continue to drive incremental interest in our site license offering.
•	Table Products Adjusted EBITDA increased 57% year-over-year to a record $2.6 million. Outsized growth in both equipment sales and recurring revenue, coupled with an unwavering focus on segment-level cost discipline, produced strong flow through in the quarter. Adjusted EBITDA margin was 63.5% compared to 52.4% in Q3 2021, with the increase largely attributable to the operating leverage achieved within the business.

(4) As a result of a comprehensive review of our unit counts, the Table Products installed base and average monthly lease price have been revised in the prior period to reflect a more accurate count of the products on lease. The review resulted in no changes to revenues or Adjusted EBITDA.

Interactive

Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

(Amounts in thousands)	Three Months Ended September 30,

	2022	2021	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$2,603	$2,573	$30	1.2%
Total Interactive revenue	$2,603	$2,573	$30	1.2%

Interactive Adjusted EBITDA	$575	$806	$(231)	(28.7)%

Interactive Quarterly Results

•	Interactive revenue increased modestly year-over-year to $2.6 million. Our real-money gaming business accounted for 85% of Q3 2022 segment-level revenue compared to 78% in Q3 2021.
•	RMG revenue increased approximately 10% year-over-year, supported by the strong performance of player-favorite AGS game themes in the North American RMG channel, the distribution of AGS content into new North American jurisdictions, and the broadening of our B2C operator partner relationships. North American-sourced RMG revenues accounted for approximately 88% of our Q3 2022 total RMG revenue mix compared to 70% in Q3 2021. RMG revenue increased approximately 6% sequentially, driven by the activation of additional B2C operator partners and the introduction of new AGS game content into the RMG channel.
•	Interactive Adjusted EBITDA was $575 thousand, marking the segment's eleventh consecutive quarter of positive Adjusted EBITDA performance. Interactive Adjusted EBITDA declined modestly year-over-year, as we incurred incremental expense to accelerate the flow of new AGS content into the North American RMG channel. We expect these incremental investments, along with recent strategic game development talent acquisition, to supplement the rate of growth we are able to achieve within our Interactive business in the coming quarters.
•	Our land-based slot content continues to resonate in the North American RMG channel, as reflected by our top-five supplier slot indexing ranking in the October 2022 Eilers-Fantini Online Game Performance Report. Notably, our Capital Gains and Golden Wins Deluxe game themes achieved top-25 rankings within the report's "Overall" and "New" performance categories, respectively. Our online game content catalog, consisting of over 30 proven AGS land-based titles, is live in the majority of the most prominent regulated North American online jurisdictions, including PA, MI, NJ, Ontario, Quebec, and Alberta, and we continue to prepare for scheduled upcoming launches into additional jurisdictions, including British Columbia, CT and WV.

Liquidity and Capital Expenditures

As of September 30, 2022, the Company had an available cash balance of $33.4 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of $73.4 million.

The total principal amount of debt outstanding, as of September 30, 2022, was $572.8 million compared to $615.7 million at December 31, 2021. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was approximately $539.4 million as of September 30, 2022, conveying a total net debt leverage ratio of 4.0 times compared to 4.2 times as of December 31, 2021(5).

Third quarter 2022 capital expenditures totaled $19.7 million, bringing year-to-date capital expenditures through September 30, 2022 to $49.9 million. Gaming equipment-related investments into our EGM and Table Product installed bases accounted for approximately 60% of capital expenditures incurred year-to-date. Driven by unwavering demand for our high-performing and growing portfolio of premium EGM products and growing customer interest in our recently-unveiled Spectra UR43 gaming cabinet in response to strong initial game performance, we expect to incur full-year capital expenditures near the upper end of our previously articulated $62 to $67 million range.

2022 Net Leverage Target

Supported by our solid operational and financial execution year-to-date, the accelerating new product momentum developing across multiple segments of our business and the consistency we continue to observe within our core day-to-day operations, we remain on pace to deliver upon our year-end 2022 net leverage target of less than 4.0 times.

(5) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's third quarter 2022 results on November 8, 2022, at 5 p.m. ET. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (833) 927-1758, while international participants should call +1 (929) 526-1599. The conference call access code is 151571.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2022 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$33,447	$94,977
Restricted cash	20	20
Accounts receivable, net of allowance of $2,099 and $1,993, respectively	58,051	49,426
Inventories	35,625	27,534
Prepaid expenses	6,730	4,878
Deposits and other	9,696	8,240
Total current assets	143,569	185,075
Property and equipment, net	79,386	74,916
Goodwill	287,106	285,546
Intangible assets	146,584	160,044
Deferred tax asset	7,342	7,333
Operating lease assets	11,653	12,503
Other assets	9,783	7,394
Total assets	$685,423	$732,811

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,274	$9,439
Accrued liabilities	35,667	39,165
Current maturities of long-term debt	6,090	6,877
Total current liabilities	60,031	55,481
Long-term debt	550,945	599,281
Deferred tax liability, non-current	3,476	2,653
Operating lease liabilities, long-term	10,960	11,871
Other long-term liabilities	15,788	21,954
Total liabilities	641,200	691,240

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2022 and at December 31, 2021; and 37,704,806 and 36,943,770 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	377	369
Additional paid-in capital	405,116	392,161
Accumulated deficit	(355,666)	(344,889)
Accumulated other comprehensive loss	(5,604)	(6,070)
Total stockholders’ equity	44,223	41,571
Total liabilities and stockholders’ equity	$685,423	$732,811

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Revenues
Gaming operations	$56,592	$53,231
Equipment sales	21,667	14,046
Total revenues	78,259	67,277
Operating expenses
Cost of gaming operations(6)	10,375	9,641
Cost of equipment sales(6)	11,857	6,805
Selling, general and administrative	16,955	15,913
Research and development	9,702	9,269
Write-downs and other charges	1,389	197
Depreciation and amortization	18,950	18,441
Total operating expenses	69,228	60,266
Income from operations	9,031	7,011
Other expense (income)
Interest expense	10,291	10,700
Interest income	(305)	(263)
Loss on extinguishment and modification of debt	-	-
Other expense (income)	445	1,126
Loss before income taxes	(1,400)	(4,552)
Income tax benefit (expense)	1,876	2,723
Net income (loss)	476	(1,829)
Foreign currency translation adjustment	23	(1,612)
Total comprehensive income (loss)	$499	$(3,441)

Basic and diluted income (loss) per common share:
Basic	$0.01	$(0.05)
Diluted	$0.01	$(0.05)
Weighted average common shares outstanding:
Basic	37,244	36,725
Diluted	37,244	36,725

(6) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	(10,576)	$(13,482)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,979	55,460
Accretion of contract rights under development agreements and placement fees	4,790	4,916
Amortization of deferred loan costs and discount	2,167	3,439
Write-off of deferred loan costs and discount	1,586	-
Cash paid for debt prepayment penalties to prior debt holders	848	-
Stock-based compensation expense	10,572	8,856
Provision for bad debts	402	313
Disposal of long-lived assets	337	388
Impairment of assets	21	653
Fair value adjustment of contingent consideration	1,466	(56)
Provision for deferred income tax (benefit)	936	159
Changes in assets and liabilities that relate to operations:	-
Accounts receivable	(8,868)	(10,646)
Inventories	(6,856)	945
Prepaid expenses	(2,259)	(3,862)
Deposits and other	(1,266)	(3,565)
Other assets, non-current	(134)	3,054
Accounts payable and accrued liabilities	2,429	7,625
Net cash provided by operating activities	52,574	54,197
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,750)	-
Proceeds from payments on customer notes receivable	137	-
Software development and other expenditures	(15,439)	(11,329)
Proceeds from disposition of assets	15	35
Purchases of property and equipment	(34,484)	(24,938)
Net cash used in investing activities	(54,521)	(36,232)
Cash flows from financing activities
Repayment of prior first lien credit facilities	(521,215)	(4,040)
Repayment of first lien credit facilities	(2,876)	-
Repayment of incremental term loans	(93,575)	(713)
Payment of financed placement fee obligations	(3,917)	(3,690)
Proceeds from term loans	569,250	-
Payment of deferred loan costs	(4,838)	(848)
Payment of debt prepayment penalties to prior debt holders	(848)	-
Payments of previous acquisition obligation	(445)	(416)
Payments on finance leases and other obligations	(920)	(1,195)
Repurchase of stock	(201)	(905)
Net cash used in financing activities	(59,585)	(11,807)
Effect of exchange rates on cash and cash equivalents	2	(3)
Net increase in cash, cash equivalents and restricted cash	(61,530)	6,155
Cash, cash equivalents and restricted cash, beginning of period	94,997	81,709
Cash, cash equivalents and restricted cash, end of period	$33,467	$87,864

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$956	$3,042
Leased assets obtained in exchange for new finance lease liabilities	$354	$317

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenues.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Amounts in thousands)
	2022	2021	$ Change	% Change
Net income (loss)	$476	$(1,829)	$2,305	(126.0)%
Income tax benefit	(1,876)	(2,723)	847	(31.1)%
Depreciation and amortization	18,950	18,441	509	2.8%
Interest expense, net of interest income and other	10,431	11,563	(1,132)	(9.8)%
Write-downs and other(7)	1,389	197	1,192	605.1%
Other adjustments(8)	585	235	350	148.9%
Other non-cash charges(9)	2,171	2,030	141	6.9%
Non-cash stock-based compensation(10)	2,341	3,994	(1,653)	(41.4)%
Total Adjusted EBITDA	$34,467	$31,908	$2,559	8.0%

	Three Months Ended September 30,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2022	2021	$ Change	% Change
Total revenues	$78,259	$67,277	$10,982	16.3%
Total Adjusted EBITDA	$34,467	$31,908	$2,559	8.0%
Total Adjusted EBITDA margin	44.0%	47.4%	(3.4)%	(340 bps)

(7) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(8) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(9) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(10) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	September 30,	December 31,
	2022	2021
Total principal amount of debt	$572,818	$615,743
Less: Cash and cash equivalents	33,447	94,977
Total net debt	$539,371	$520,766
LTM Adjusted EBITDA	$133,617	$122,587
Total net debt leverage ratio	4.0	4.2

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Nine Months Ended September 30, 2022	Six Months Ended June 30, 2022	Three Months Ended September 30, 2022
Net cash provided by operating activities	$52,574	$34,904	$17,670
Software development and other expenditures	(15,439)	(9,852)	(5,587)
Purchases of property and equipment	(34,484)	(20,401)	(14,083)
Free Cash Flow	$2,651	$4,651	$(2,000)

(Amounts in thousands)	Nine Months Ended September 30, 2021	Six Months Ended June 30, 2021	Three Months Ended September 30, 2021
Net cash provided by operating activities	$54,197	$35,893	$18,304
Software development and other expenditures	(11,329)	(7,210)	(4,119)
Purchases of property and equipment	(24,938)	(14,191)	(10,747)
Free Cash Flow	$17,930	$14,492	$3,438